Exhibit 10.104

STOCK PURCHASE AGREEMENT
by and between
NERVEDA, INC.
and
ORE PHARMACEUTICALS INC.

Dated as of September 19, 2008

4.19	Environmental Matters	34
4.20	Related Party Transactions	35
4.21	Insurance	35
4.22	Minute Books	35
4.23	Brokers’ Fees	35
4.24	Accounts Receivable	36
4.25	FDA Compliance	36
4.26	Healthcare Compliance	36
4.27	Intentionally Omitted	37
4.28	Projections; Other Representations	37
4.29	Representations Complete	37
ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		37
5.1	Organization, Qualification and Corporate Power	37
5.2	Enforceability	37
5.3	No Violations; Consents	38
5.4	Compliance with Law	38
5.5	Brokers’ Fees	39
5.6	Litigation	39
5.7	Independent Investigation	39
5.8	Financial Statements; No Undisclosed Liabilities	39
5.9	Financing	40
5.10	Solvency	40
5.11	No Material Adverse Effect	40
ARTICLE VI – CONDITIONS TO CLOSING		40
6.1	Closing Deliverables to the Purchaser	40
6.2	Closing Deliverables of the Purchaser	41
ARTICLE VII – COVENANTS		41
7.1	Post-Closing Covenants	41
7.2	Non-Competition Agreement	49
7.3	Employee Non-Solicitation Agreement	49
7.4	Miscellaneous	49
ARTICLE VIII – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND		50
COVENANTS; INDEMNIFICATION

8.1	Survival	50
8.2	Seller’s Indemnification	50
8.3	Purchaser’s Indemnification	51
8.4	Claims	51
8.5	Limitations; Exclusive Remedy; Effect of Investigation; Waiver	53
ARTICLE IX – MISCELLANEOUS		54
9.1	Expenses	54
9.2	Publicity	54
9.3	Notices	54
9.4	Headings	55
9.5	Seller Deliverables	55
9.6	Entire Agreement; Amendments	55
9.7	Severability	55
9.8	Waiver	55
9.9	Binding Effect; Assignment	56
9.10	No Third Party Beneficiaries	56
9.11	Specific Performance	56
9.12	Counterparts	56
9.13	Governing Law	56
9.14	Consent to Jurisdiction and Venue	56
9.15	Waiver of Jury Trial	57
9.16	Other Remedies	57
9.17	Interpretation	57
9.18	Rules of Construction	57

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made and entered into as of September 19, 2008, by and between Nerveda, Inc., a Delaware corporation (the “Purchaser”) and Ore Pharmaceuticals Inc., a Delaware corporation (the “Seller”).  Certain capitalized terms in this Agreement have the meanings ascribed thereto in Section 1.1.

RECITALS

A.  The Board of Directors of the Purchaser and the Board of Directors of the Seller believe it is advisable and in the best interest of each entity and their respective stockholders that the Seller sell to Purchaser and the Purchaser acquire all issued and outstanding capital stock of DioGenix Inc., a Delaware corporation (the “Company”) pursuant to the terms hereof.

B.  The Seller is the owner of all of the issued and outstanding capital stock of the Company.

C.  The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding capital stock of the Company (the “Stock Purchase”) upon the terms and subject to the conditions set forth herein.

D.  The Seller and the Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated herein.

E.  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser to enter into this Agreement, (i) each of the Business Employees (as defined below) shall have entered into an “at-will” employment arrangement with the Company to be effective as of the Closing Date pursuant to his or her execution of an offer letter and a proprietary information and inventions assignment agreement, each on the Purchaser’s standard form; (ii) each of the Business Employees shall have executed and delivered to the Purchaser a Non-Competition Agreement (as defined below) substantially in the form attached hereto as Schedule A; and (iii) each of the Business Employees shall have executed and delivered a resignation, waiver and release letter (each, a “Resignation Letter”), substantially in the form attached hereto as Schedule B, to the Seller.

F.  The Seller and the Purchaser have approved this Agreement and the Stock Purchase as required by Purchaser Applicable Law and Seller Applicable Law (each as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and respective representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I   – DEFINITIONS

1.1  Certain Defined Terms

Unless the context requires otherwise, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Accounting Firm” is defined in Section 7.1(a)(vii).

“Actions” is defined in Section 4.16.

“Adjusted Initial Payment” is defined in Section 3.3(b).

“Affiliate” means, with respect to a specified Person, any Person who directly or indirectly Controls, is Controlled by or is under common Control with the specified Person.

“Agreement” is defined in the introductory paragraph.

“Arbitrator” is defined in Section 3.2.

“Balance Sheet Date” means September 12, 2008, the date of the most recent unaudited balance sheet included in the Financial Statements.

“Benefit Plan” means any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and any other employment, bonus, pension, profit sharing, deferred compensation, phantom stock, stock option or other (other than at will offer letters that do not provide for any severance or termination benefits) equity based award, severance, disability, change-in-control, vacation, commission, welfare, fringe benefit or other material benefit plan, agreement, policy, program or arrangement (whether written or unwritten, funded or unfunded) sponsored or maintained by the Company, the Seller or any ERISA Affiliate for the benefit of any Business Employee.

“Business” means the molecular diagnostic business unit of the Company and the Seller, to the extent that Seller operates the Business, directed to autoimmune neurodegenerative conditions, as currently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Gaithersburg, Maryland.

“Business Employees” shall mean the individuals listed on Schedule C hereto.

“Cap” is defined in Section 8.5(b).

“Claim” is defined in Section 8.4(a).

“Claim Notice” is defined in Section 8.4(a).

“Clinical Subject Protected Health Information” means data in the possession of the Company that, to the extent it relates to an individual patient or clinical subject, is protected by the Health Insurance Portability and Accountability Act of 1996.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar and applicable state statute.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in Recital A.

“Company Confidential Information” is defined in Section 4.11(i).

“Company Intellectual Property” is defined in Section 4.11(g).

“Company Office Space” is defined in Section 4.10(c).

“Company Permits” is defined in Section 4.5(b).

“Company Products” means all products and services developed (including products and services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company since acquired by the Seller.

“Company’s Registered Intellectual Property” is defined in Section 4.11(a).

“Contract” means any mortgage, indenture, lease, contract, agreement, instrument, obligation or any other commitment, whether oral or written.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Current Balance Sheet” means the unaudited balance sheet of the Company dated as of the Balance Sheet Date.

“Deductible Basket” is defined in Section 8.5(b).

“Delayed Payment” is defined in Section 3.1(b).

“Dispute Notice” is defined in Section 3.2.

“Due Date” is defined in Section 7.1(d)(viii)(B).

“Environmental Law(s)” means all federal, state and local statutes, regulations, directives, codes, and policies having the force of law, and all court orders, decrees and arbitration awards, and the common law, relating to pollution or protection of the environment, natural resources or worker health and safety, including, those related to the use, handling, transport, treatment, recycling, labeling, manufacture, exposure of others to, sale, or disposal, release or discharge of Hazardous Materials or any product or waste containing a Hazardous Material.

“Environmental Permits” means all approvals, permits, registrations, certifications, licenses, clearances or consents required to be obtained from any Governmental Authority required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary of the Seller and any other person that, together with the Seller, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“FDA” shall mean the United States Federal Food and Drug Administration or other foreign or state health and drug regulatory authorities.

“Final Working Balance” is defined in Section 3.2.

“Financial Records” is defined in Section 7.1(g).

“Financial Statements” means the unaudited balance sheet of the Company and the related unaudited statements of income as of and for the seven (7) months ended July 31, 2008.

“First Commercial Sale” means, with respect to any Royalty Product or Royalty Service, the first sale for use or consumption by the general public of such Royalty Product or Royalty Service.

“Forms” is defined in Section 7.1(d)(viii)(B).

“Funded Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, letters of credit and purchase money indebtedness (other than accounts payable in the ordinary course) of the Company (including any such obligations that are not full recourse to the Company but are secured by assets of the Company); (b) obligations of the Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations under leases of the Company that are required to be reflected as capital lease obligations on the consolidated balance sheet of the Company by GAAP; (d) all inter-company debt of the Company to the Seller or any Affiliate of the Seller; and (e) all guarantees or other direct or indirect assurances of payment by the Company of any of the foregoing types of indebtedness owed by any other Person.  Funded Indebtedness shall not include outstanding, uncashed checks or drafts on Company bank accounts.

“Funding” is defined in Section 7.1(b)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government, governmental or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity, whether foreign or domestic and whether national, federal, state, provincial or local.

“Hazardous Materials” means (a) any petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials and polychlorinated biphenals; (b) all chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste; (c) any radioactive substances, elements or compounds; or (d) any biological pathogens, viruses or harmful biological substances under any applicable Environmental Law.

“Indemnified Party” is defined in Section 8.3(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Initial Capital Commitment” is defined in Section 7.1(b)(ii).

“Initial Payment” is defined in Section 3.1(a).

“Intellectual Property” means all United States and foreign trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations and applications therefor (including, without limitation, any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof), and patent and invention disclosures; copyrights and copyrightable subject matter (including, without limitation, any registration and applications for any of the foregoing); databases (including gene expression and biomarker databases) and other information assets; relationships with clinical centers; access to biorepositories; mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data and know-how, financial, marketing and business data and know-how, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form); World Wide Web addresses and domain registrations.

“Internal Controls” is defined in Section 4.7(c).

“Leased Real Property” means all real property, land, buildings, improvements and structures leased, subleased or occupied by the Company or that will be used solely for the benefit of the Company immediately following the Closing.

“Liabilities” is defined in Section 4.7(b).

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, restriction, equitable interest, option, easement, exception to title of any kind, restriction or third-party right or encumbrance of any nature.

“Losses” is defined in Section 8.2(a).

“Material Adverse Effect” means any change, development, fact, condition, event, occurrence or effect with respect to the Company or the Business, taken as a whole, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Company or the Business, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following Effects shall constitute a Material Adverse Effect or Material Adverse Change: (a) any Effects to the extent directly resulting from the announcement of the transactions contemplated by this Agreement or the satisfaction of the parties’ respective obligations set forth herein, (b) any Effects to the extent directly resulting from the identity of the Purchaser, (c) changes in the general economic conditions or political climate in the United States or any region where the Business operates, (d) changes in the U.S. or global financial or banking markets (including any disruption thereof), (e) changes generally applicable to the industries in which the Business is conducted, (f) changes after the date hereof in laws, rules and regulations applicable to the Company or the Business, including changes in accounting principles and (g) any natural disasters, acts of war, terrorism, sabotage or other “acts of God,” except, with respect to clauses (c), (d), (e) and (f), to the extent that the Effects are materially disproportionately adverse to the Company or the Business, taken as a whole, as compared to other companies in the industry in which the Business operates.

“Material Contracts” is defined in Section 4.12(a).

“M&A Qualified Beneficiaries” is defined in Section 7.1(c)(ii).

“Net Sales” means, (a) with respect to any Royalty Product, the invoiced sales price of such Royalty Product billed to independent customers who are not Affiliates, less (i) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out dated, rejected or returned Royalty Product; (ii) actual freight and insurance costs incurred in transporting such Royalty Product to such customers; (iii) cash, quantity and trade discounts and other price reductions; (iv) sales, use, value added and other direct taxes incurred; and (v) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Royalty Product, and (b) with respect to any Royalty Service, the invoiced sales price of such Royalty Service billed to independent customers who are not Affiliates, less (i) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for rejected Royalty Services; (ii) actual costs incurred in performing such Royalty Services for such customers; (iii) cash, quantity and trade discounts and other price reductions; (iv) sales, use, value added and other direct taxes incurred; and (v) customs duties, surcharges and other governmental charges incurred in connection with the performance of such Royalty Services.

“Non-Competition Agreement” shall mean in the agreement in the form attached hereto as Schedule A.

“Note” is defined in Section 3.1(b).

“Office Actions” is defined in Section 4.11(d).

“Open Source Code” means any software code that is distributed as “open source software” or is otherwise distributed or made generally available in source code form under license terms that permit modification and redistribution of such software in source code form.

“Ordinary Course of Business” means in the ordinary course of the Business as conducted by the Seller and the Company, consistent with past practice.

“Overpayment Amount” is defined in Section 3.3(b).

“Owned Real Property” means any real property, land, buildings, improvements and structures owned by the Company.

“Permits” means licenses, permits, authorizations, product qualifications, registrations, certificates, consents, accreditations, approvals and franchises, membership affiliations, rights, approvals and orders of any Governmental Authority, other than the Environmental Permits.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities laws, (b) Liens for current Taxes or other governmental charges not yet due and payable, (c) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due, and (d) Liens the existence of which, individually and in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, any other business entity, or a Governmental Authority.

“Post-Closing Financial Statements” is defined in Section 7.1(g).

“Pre-Closing Employee Liabilities” means any liabilities arising out of or related to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or severance pay policy maintained by the Seller or any of its ERISA Affiliates prior to the Closing Date for the benefit of any Business Employee.

“Pre-Closing Tax Period” means any Tax period of the Company ending on or prior to the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

“Proposed Final Working Balance Statement” is defined in Section 3.2.

“PTO” is defined in Section 7.1(c)(i).

“Purchase Price” is defined in Section 3.1.

“Purchaser” is defined in the introductory paragraph.

“Purchaser Applicable Law” is defined in Section 5.4.

“Purchaser Financial Statements” is defined in Section 5.8(a).

“Purchaser Indemnified Parties” is defined in Section 8.2(a).

“Purchaser Liabilities” is defined in Section 5.8(b).

“Related Parties” is defined in Section 4.20.

“Representatives” means, with respect to any Person, that Person’s officers, directors or managers, employees, counsel, accountants, investment bankers, agents and others who act on such Person’s behalf in connection with the evaluation (including due diligence), negotiation, execution, effectuation or consummation of the transactions contemplated by this Agreement.

“Resignation Letter” is defined in Recital E.

“Restricted Period” is defined in Section 7.2.

“Royalty Consideration” is defined in Section 7.1(a)(i).

“Royalty Field” means non-invasive molecular diagnosis of multiple sclerosis in humans.

“Royalty Products” means any products for use in the Royalty Field, which if made, offered for sale, sold, used or imported would infringe one or more Valid Claims.

“Royalty Services” means any services performed in the Royalty Field which (a) use or employ Royalty Products, or (b) if performed, would infringe one or more Valid Claims.

“Royalty Term” means, with respect to each Royalty Product or Royalty Service in each country, if the manufacture, use or sale of such Royalty Product, or the performance of such Royalty Service, in such country was at the time of the First Commercial Sale thereof in such country covered by a Valid Claim, the term for which Valid Claim remains in effect and would be infringed, by the manufacture, use or sale of such Royalty Product, or the performance of such Royalty Service, in such country.

“Section 338(h)(10) Elections” is defined in Section 7.1(d)(viii)(A).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” is defined in Section 3.1(b).

“Seller” is defined in the introductory paragraph.

“Seller Applicable Law” is defined in Section 4.5(a).

“Seller Disclosure Schedule” is defined in Article IV.

“Seller Indemnified Parties” is defined in Section 8.3(a).

“Shares” means all of the issued and outstanding shares of the common stock of the Company.

“Stock Purchase” is defined in Recital C.

“Straddle Period” means any Tax period of the Company that begins on or before the Closing Date and ends after the Closing Date.

“Sublessor” is defined in Section 7.1(j).

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Taxes” means any income, capital gain, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, fine, addition or additional amount thereon imposed, assessed or collected by any Governmental Authority.

“Tax Return” means all returns, declarations, reports, claims for refunds, information returns or similar documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws relating to any Taxes.

“Third Party Claim” is defined in Section 8.4(b)(i).

“To the Purchaser’s knowledge” or any phrase of similar import means the actual knowledge, after inquiry, of Cam Gallagher or Ed O’Sullivan.

“To the Seller’s knowledge” or any phrase of similar import means the actual knowledge, after inquiry, of Charles L. Dimmler, III, John A. Herrmann III, Philip L. Rohrer, Jr., F. Dudley Staples, Jr. and Larry M. Tiffany.

“Transaction Documents” means this Agreement, the Note and the Security Agreement.

“Transfer Taxes” is defined in Section 7.1(d)(vi).

“Treasury Regulations” means the income tax regulations (final, temporary and, as applicable, proposed) promulgated under the Code, as they may be in effect from time to time.

“Valid Claim” means a claim of an issued and unexpired patent within the Company’s Registered Intellectual Property, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Underpayment Amount” is defined in Section 3.3(b).

“Working Balance” means the value of total current assets less any total current liabilities (including income tax-related liabilities) of the Business and less any cash and any inter-company payables between Company and Seller, in each case calculated in accordance with GAAP consistently applied.

“Working Balance Ceiling” is defined in Section 3.3(a).

“Working Balance Floor” is defined in Section 3.3(a).

ARTICLE II  – PURCHASE AND SALE OF SHARES

2.1  The Stock Purchase.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser the Shares, free and clear of all Liens or other defects of title, and the Purchaser shall purchase, acquire and accept the Shares from the Seller.

2.2  Closing.

Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the “Closing”) shall be deemed effective as of 12:00 a.m. Eastern Daylight Time on September 19, 2008 (the “Closing Date”).  At the Closing, which may be conducted telephonically and by electronic transfer of documents, the parties to this Agreement each shall deliver all documents, instruments, certificates and other items as may be required under this Agreement.

2.3  Books and Records.

At the Closing, the Purchaser shall own all books and records of the Business.  As soon as reasonably practicable following the Closing, the Seller shall deliver the books and records of the Business to the Purchaser, subject to Section 7.1(g).

ARTICLE III  – CONSIDERATION

3.1  Consideration for Shares.

The consideration for the Shares shall be the Purchase Price and the Royalty Consideration.  The Purchaser shall pay an aggregate purchase price (the “Purchase Price”) of $1,250,000 for the Shares, which shall be payable as follows (and later subject to adjustment pursuant to Section 3.3):

(a)  $500,000 of the Purchase Price (the “Initial Payment”) shall be paid by wire transfer of immediately available funds to the Seller at Closing; and

 (b)  $375,000 of the Purchase Price shall be paid by wire transfer of immediately available funds to the Seller on or before December 31, 2009 and $375,000 of the Purchase Price (collectively, the “Delayed Payment”) shall be paid by wire transfer of immediately available funds to the Seller on or before June 30, 2010, as evidenced by a secured promissory note (the “Note”) in the form attached as Exhibit A hereto and the Security Agreement (the “Security Agreement”) in the form attached as Exhibit B hereto.  The Delayed Payment is subject to acceleration pursuant to the terms of the Note.

Immediately prior to Closing, the Company shall distribute all of its cash, if any, to the Seller.

At Closing, the Company shall have no Funded Indebtedness.

3.2  Calculation of Final Working Balance.

On or before thirty (30) calendar days after the Closing Date, the Seller shall deliver to the Purchaser a statement, dated as of the Closing Date, in reasonable detail prepared in accordance with GAAP consistently applied showing the amounts of Working Balance as of the Closing Date (the “Proposed Final Working Balance Statement”).  Within forty-five (45) calendar days of the Purchaser’s receipt of such Proposed Final Working Balance Statement, the Purchaser may give written notice to the Seller that it disputes certain items contained in any of the Proposed Final Working Balance Statement (the “Dispute Notice”), which shall specify in reasonable detail the dollar amount of any objection and basis therefor; provided, however, that if the Purchaser does not deliver a Dispute Notice by such date, the Purchaser will be deemed to have accepted such Proposed Final Working Balance Statement and the Proposed Final Working Balance Statement shall be final and binding on both the Purchaser and the Seller.  Upon timely delivery of the Dispute Notice, the Purchaser and the Seller agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Working Balance Statement shall be made to the extent agreed upon by the Purchaser and the Seller.  If within twenty (20) Business Days after delivery of a Dispute Notice, the Purchaser and the Seller are unable to resolve the matter, either of them may within twenty (20) Business Days after the end of the previous twenty (20) Business Day period notify in writing the other party of its intention to submit the dispute to arbitration.  Within ten (10) Business Days after receipt of such notice, the Seller and the Purchaser shall in good faith jointly select an arbitrator with expertise in accounting and GAAP and experience resolving financial disputes (the “Arbitrator”), who shall adjudicate only those items still in dispute with respect to the Proposed Final Working Balance Statement.  The Purchaser and the Seller shall have the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Arbitrator, if at all, no later than fifteen (15) Business Days after the date of referral of the disputed matters to the Arbitrator.  The Arbitrator shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) Business Days after the Purchaser and the Seller have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items.  The Arbitrator shall not value any item greater than the highest amount proposed by either party for such item or lower than the lowest amount proposed by either party for such item.  The determination of the Arbitrator with respect to the correctness of each matter in dispute shall be final and binding on the Purchaser and the Seller.  The fees, costs and expenses of the Arbitrator shall be evenly split between the Purchaser and the Seller.  The Working Balance agreed upon by the Seller and the Purchaser (or deemed accepted by the Purchaser) under this subsection, as adjusted, if necessary based on a decision by the Arbitrator hereunder, is referred to herein as the “Final Working Balance.”

3.3  Adjusted Initial Payment.

(a)  If the Final Working Balance is less than -$12,500 (the “Working Balance Floor”), then the Initial Payment shall be decreased by the difference between the Final Working Balance and the Working Balance Floor.  If the Final Working Balance is greater than $12,500 (the “Working Balance Ceiling”), then the Initial Payment shall be increased by the difference between the Final Working Balance and the Working Balance Ceiling.

(b)  If the amount of the Initial Payment, as adjusted pursuant to Section 3.3(a) (the “Adjusted Initial Payment”), is greater than the Initial Payment paid by the Purchaser at the Closing (the “Underpayment Amount”), then the Purchaser shall pay or cause to be paid to the Seller the Underpayment Amount.  If the Adjusted Initial Payment is less than the Initial Payment paid by the Purchaser at the Closing (the “Overpayment Amount”), then the Seller shall pay to the Purchaser the Overpayment Amount.  Any payment due pursuant to this Section 3.3(b) shall be made by wire transfer of immediately available funds within ten (10) Business Days after the Final Working Balance becomes final and binding as provided above.

3.4  Delivery of Shares.

At the Closing, the Seller shall deliver to the Purchaser one or more certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by the Seller and otherwise sufficient to vest in the Purchaser legal and beneficial ownership of the Shares, free and clear of all Liens.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that, except as set forth in the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith (the “Seller Disclosure Schedule”), the statements contained in this Article IV are true and correct.  The Purchaser acknowledges and agrees that (a) inclusion of information in any section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material to the Business or the results of operations or financial condition of the Company; and (b) if any section of the Seller Disclosure Schedule lists an item or information in such a way as to make its relevance reasonably apparent on its face to another section of the Seller Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Seller Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

4.1  Organization, Qualification and Corporate Power.

Each of the Company and the Seller is duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it.  The Company is duly qualified to do business and is in good standing, as applicable, in the states of Delaware and Maryland.

4.2  Enforceability.

All corporate action on the part of the Seller and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is or will be a party, the consummation of the Stock Purchase, and the performance of all of the Seller’s obligations under this Agreement and the other Transaction Documents to which the Seller is or will be a party has been taken or will be taken as of or prior to the Closing.  No additional corporate or stockholder authorization or consent is required in connection with the foregoing.  This Agreement has been, and each of the other Transaction Documents to which the Seller is a party at the Closing will have been, duly executed and delivered by the Seller, and this Agreement is, and each of the other Transaction Documents to which the Seller is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

4.3  Subsidiaries.

The Company does not have any Subsidiaries, and the Company does not own, directly or indirectly, any capital stock or other ownership interests, or have any obligations to acquire any capital stock or other ownership interests or make any investment, in any corporation, partnership, joint venture or other Person.

4.4  No Violations; Consents.

(a)  The execution and delivery of this Agreement and the other Transaction Documents by the Seller do not, and the performance by the Seller of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the Amended and Restated Certificate of Incorporation or Bylaws, as amended, of the Seller or any organizational document of the Company or (ii) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien (other than a Permitted Lien) upon any properties or assets of the Seller, the Company or the Business, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Seller, the Company or the Business is a party or by which any properties or assets of the Seller, the Company or the Business are bound, result in a violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Seller, the Company or the Business, except in the case of (ii) as would not be material to the Company or the operation of the Business.

(b)  The execution and delivery of this Agreement and the other Transaction Documents by the Seller does not, and the performance of this Agreement and the other Transaction Documents by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing by the Seller or the Company with or notification by the Seller or the Company to, any Governmental Authority, except for notice filings that are not material to the Company or the Business.  Section 4.4(a) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Stock Purchase, or for any such Contract to remain in full force and effect without limitation, modification or alteration or the payment of any additional consideration after the Closing as a result of the Stock Purchase.

4.5  Permits; Compliance with Law.

(a)  To the Seller’s knowledge, neither the Company nor the Business: (i) is or has been in conflict with, or in default or in violation of any decree, order or arbitration award; or (ii) is or has been in any material respect in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Company or the Business or by which the Company or the Business is bound or affected (“Seller Applicable Law”).  The Company and the Business have not received written notice or communication from any Governmental Authority alleging noncompliance with any Seller Applicable Law.  There is no judgment, injunction, order or decree of a Governmental Authority binding upon the Company or the Business that materially prohibits or impairs the current operation of the Company and the Business, taken as a whole.  The Seller and the Company have not received written notice of, and the Seller has no knowledge of, any investigation of the Company or the Business by any Governmental Authority with respect to any alleged failure or compliance with any Seller Applicable Law.

(b)  To the Seller’s knowledge, the Company and the Business hold, to the extent legally required, all Permits from Governmental Authorities that are material and necessary to the operation of the Company and the Business up to and until the Closing Date, taken as a whole (collectively, “Company Permits”).  As of the date hereof, no suspension, revocation, cancellation or material modification of any of the Company Permits is pending or, to the knowledge of the Seller, threatened.  The Company and the Business are in compliance in all material respects with the terms of the Company Permits.  Section 4.5 of the Seller Disclosure Schedule sets forth a list of the Company Permits.

4.6  Capitalization.

The authorized capital stock of the Company consists of 100,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are outstanding and owned by the Seller, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the organizational document of the Company, or any agreement to which the Company is a party or by which it is bound, and are owned free of any Lien.  The Company has no other capital stock authorized, issued or outstanding.  There are no options, rights or agreements to which any of the Seller or the Company is a party or by which any of them may be bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Company. All outstanding shares of the Company’s capital stock have been issued in compliance with Seller Applicable Law, including federal and state securities laws.  There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock.

4.7  Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a)  The Financial Statements are set forth in Section 4.7 of the Seller Disclosure Schedule.  The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and fairly present in all material respects the financial position and the results of operations of the Company as of the dates and during the periods indicated therein, except for (i) normal year-end adjustments that are not, individually or in the aggregate, material, and (ii) the omission of accompanying notes and schedules.  To the Seller’s knowledge, the Seller and the Company together have in their possession all books, records, documents and other information of the Company and Seller, in each case that is necessary to prepare audited financial statements for the periods covered by the Financial Statements in respect of the Business in accordance with GAAP and Regulation S-X promulgated under the Securities Act.

       (b)  Except as reflected in the Financial Statements, the Company has no liabilities, obligations, indebtedness, expenses, claims, guarantees or endorsements of any type (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required by GAAP to be reflected on the balance sheet of the Company (collectively, “Liabilities”), except for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business or that are not material.

       (c)  The Seller maintains internal controls over financial reporting (“Internal Controls”) that are designed to provide reasonable assurance, but not absolute assurance, that (i) records are maintained in reasonable detail, to accurately and fairly reflect the transactions and dispositions of the assets of the Seller and its consolidated Subsidiaries; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Seller in accordance with GAAP, and that receipts and expenditures of the Seller and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of the Seller and its consolidated Subsidiaries; and (iii) access to the Seller’s and its consolidated Subsidiaries’ assets is permitted only in accordance with management’s authorization.

       (d)  The Seller has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Seller’s auditors and the audit committee of the Seller’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls over financial reporting that could adversely affect in any material respect the Seller’s and its consolidated Subsidiaries’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to the Seller that involves management or other employees who have a significant role in the Seller’s and its consolidated Subsidiaries’ Internal Controls over financial reporting.  The Seller has also disclosed to the Purchaser any such significant deficiencies, material weaknesses or fraud to the extent Seller believes such items could adversely affect either the continued operation of the Business in the Ordinary Course of Business.

       (e)  The Seller has identified all uncertain tax positions contained in all Tax Returns filed by the Seller (with respect to the Business) or the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

   4.8  Conduct of Business.

Except as set forth on Section 4.8 of the Seller Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor the Seller (in respect of the Business) has:

       (a)  taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

       (b)  had a Material Adverse Effect;

       (c)  increased, other than in the Ordinary Course of Business or as required by Seller Applicable Law, the compensation of any Business Employee;

       (d)  entered into, accelerated, terminated, modified or cancelled any employment or service contract with any Business Employee;

       (e)  sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the Ordinary Course of Business or disposal of obsolete property;

       (f)  made any change in any method of accounting or accounting practice or internal control procedure;

       (g)  issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock or equity interests of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the Ordinary Course of Business;

       (h)  experienced any destruction of, damage to, or loss of any material tangible assets of the Company or the Business (whether or not covered by insurance);

       (i)  been involved in any employment dispute, including claims or matters raised by any individual or Governmental Authority, wrongful discharge or any other unlawful employment practice or action with respect to the Company or the Business;

       (j)  adopted or changed any Tax accounting method or material Tax election, entered into any closing agreement in respect of Taxes, compromised or settled any Tax claim, or extended or waived the limitation period applicable to any Tax claim or assessment;

       (k)  loaned or advanced (other than advance or reimbursement of expenses in the Ordinary Course of Business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any Business Employee;

       (l)  loaned money to any Person (except for advances or reimbursements to employees for expenses in the Ordinary Course of Business), or purchased any debt securities of any Person;

       (m)  (i) sold, leased, licensed or transferred any Company Intellectual Property or executed, modified or amended any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (ii) purchased or licensed any Intellectual Property or executed, modified or amended any agreement with respect to the Intellectual Property of any Person, or (iii) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with another Person;

       (n)  acquired, or entered into any agreement to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of any assets (outside the Ordinary Course of Business) or any equity securities that are material individually or in the aggregate to the Company or the Business;

       (o)  amended or otherwise changed its certificate of incorporation or bylaws (or comparable governing documents); or

       (p)  agreed, whether in writing or otherwise, to take any action described in this Section 4.8.

   4.9  Tangible Assets; Sufficiency of Assets.

       (a)  To the Seller’s knowledge, the Company has good title to, or a valid lease, license or right to use, all tangible assets and properties used in the conduct of the Business as it is currently conducted, free of any Liens, other than Permitted Liens.

       (b)  To the Seller’s knowledge, the Company’s tangible assets described in paragraph (a) above, together with the Intellectual Property owned by the Company or for which it has a valid right to use immediately following the Closing, constitute all the assets necessary for the operation of the Business as currently conducted and shall constitute all of the assets and properties necessary for the Company to continue to operate and conduct the Business immediately following the Closing in substantially the same manner as conducted by the Seller and the Company immediately prior to the Closing.

  4.10  Real Property.

       (a)  The Company has no Owned Real Property and the Company has never owned any Owned Real Property.

       (b)  The Company has leased no Leased Real Property and the Company has never leased any Leased Real Property.

       (c)  Section 4.10(c) of the Seller Disclosure Schedule describes the office space utilized by the Company (the “Company Office Space”).  The Company Office Space constitutes all of the real property occupied or used by the Company, with the exception of the home offices of the Business Employees, and is sufficient for the conduct of the Business as it is currently conducted.

       (d)  The Company Office Space constitutes all of the real property occupied or used by the Company in connection with the Business.

 4.11  Intellectual Property.

       (a)  Section 4.11(a) of the Seller Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned or claimed by the Company or the Business as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

           (i)  all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

          (ii)  all trademark registrations and pending trademark registration applications;

         (iii)  all copyright registrations and pending copyright registration applications; and

          (iv)  all domain name registrations and pending domain name registrations.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the Intellectual Property set forth in Section 4.11(a) of the Seller Disclosure Schedule.

       (b)  All of the Company’s Registered Intellectual Property is owned exclusively by the Company.

       (c)  Except as set forth on Section 4.11(c) of the Seller Disclosure Schedule, all of the Company’s Registered Intellectual Property is subsisting, and, to the Seller’s knowledge, valid and in full force and effect, and has not expired or been cancelled or abandoned.  All necessary documents and certificates in connection with such Company’s Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company’s Registered Intellectual Property.

       (d)  Except for actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened Action before any Governmental Authority challenging the use, ownership, validity, enforceability or registerability of any of the Company Intellectual Property (as defined below).  Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice.  Except for Office Actions, neither the Company nor the Seller is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company’s Registered Intellectual Property.  Section 4.11(d) of the Seller Disclosure Schedule lists all Office Actions with respect to pending applications for the Company’s Registered Intellectual Property that may affect the validity, enforceability or registerability of such Registered Intellectual Property, and all such Office Actions have been made available to the Purchaser.

       (e)  To the Seller’s knowledge, the Company owns or has valid rights to use all the Company Intellectual Property used in the Ordinary Course of Business, without infringing the Intellectual Property of any Person.  Without limiting the generality of the foregoing, to the Seller’s knowledge, the Company has the right to use all data, customer lists, log files, hardware designs, programming processes, software and other information used by the Company in the conduct of the Business as currently conducted, and has not been provided written notice that any of the foregoing that is provided to the Company by third parties will not continue to be provided to the Company on the same or similar terms and conditions as currently exist.  The Company’s ownership of all Company Intellectual Property is free and clear of any Lien; provided that the representation and warranty in this sentence shall not be deemed or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of any Intellectual Property of any Person (which is addressed solely in the first two sentences of this Section 4.11(e)).  To the Seller’s knowledge, the Company’s inbound license rights under the Intellectual Property in which the Company has any inbound license rights are subject to no restrictions except as set forth in the relevant inbound licenses or Seller Applicable Law.  Without limiting the foregoing, in respect of the Business of the Company, on the one hand, and the other business of the Seller and its Affiliates, on the other hand, except as set for in Section 4.11(d) of the Seller Disclosure Schedule, the Company exclusively owns all Intellectual Property primarily related to the Business, including (i) all patents and patent applications (x) that claim inventions or processes that primarily relate to, or that are primarily in the field of, the Business, (y) for which the inventors were primarily employed by or primarily engaged as contractors for the Company, or (z) the costs for which were attributed to or considered expenses of the Business, and (ii) all rights to enforce and to past and future damages for the infringement of any such Intellectual Property, and all goodwill of the Business associated with any trademark rights included in such Intellectual Property.

       (f)  To the Seller’s knowledge, the conduct of the Business as it has been conducted and is currently conducted has not infringed upon or misappropriated and does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction where the Business is currently conducted.  As of the date of this Agreement, the Seller has not received written notice of any pending or threatened Actions against the Company alleging that such operation of the Business or any of its acts, products, services, technology or Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any Person, and neither the Company nor the Seller has received any written notice of any claims alleging that the Company or the Business infringes, misappropriates or otherwise violates the Intellectual Property of any Person (nor does the Seller have knowledge of any reasonable basis therefor).

       (g)  To the Seller’s knowledge, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company (collectively, and including the Company’s Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company.  The Company has not granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property.

       (h)  Except for Office Actions pertaining to Company’s Registered Intellectual Property, the Company is not party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Company.  Except for restrictions set forth in inbound licenses of Intellectual Property, the Company is not subject to any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person or prohibiting or impairing any acquisition of property (tangible or intangible by the Company).  The Company is not subject to any contract, agreement or other arrangement that:  (x) restricts the use, transfer, delivery or licensing of Company Intellectual Property or (y) grants to the Company any inbound license rights under any Person’s Intellectual Property rights that contains restrictions on use that are inconsistent with the Company’s business as currently conducted.

       (i)  All Business Employees, current and former employees, consultants and contractors of the Company who contribute or have contributed to the creation or development of any of the Company Intellectual Property have executed written instruments with the Company that assign all rights, title and interest in and to any such contributions to the Company substantially in the Company’s or Seller’s standard forms which have been made available to the Purchaser.  To the Seller’s knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any such contributions, any Company Intellectual Property or any Intellectual Property purported to be Company Intellectual Property.  To the Seller’s knowledge, other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company.  To the Seller’s knowledge, without limiting the foregoing, neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code or related proprietary or confidential information or algorithms owned by the Company or used in its business (“Company Confidential Information”).  To the Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Confidential Information.

       (j)  Except for implied licenses attendant to the sale of non-software products, agreements relating solely to nondisclosure of confidential information and licenses granted to end-user customers in the Ordinary Course of Business, Section 4.11(j)(i) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between the Company, on the one hand, and any other Person, on the other hand, with respect to any Company Intellectual Property, including any agreements with respect to the licensing and distribution thereof.  Section 4.11(j)(ii) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between the Company, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property of any other Person, including any agreements with respect to the licensing and distribution thereof, except for generally available commercial binary code-only software product supplied under end-user licenses and implied licenses attendant to the purchase of non-software products.

       (k)  Section 4.11(k) of the Seller Disclosure Schedule sets forth any Open Source Code that is contained in any current or past product or service offered by the Company, if any, or that has otherwise been used in the Ordinary Course of Business.

       (l)  To the Seller’s knowledge, the Company has no obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement.  The Company has not licensed any of its Intellectual Property to any Person on an exclusive basis.

       (m)  To the Seller’s knowledge, the Company is not in violation of any contract, agreement, license or other instrument to which it is a party or otherwise bound relating to Intellectual Property that is material to the Company in the Ordinary Course of Business.  The consummation by the Seller and the Company of the transactions contemplated hereby, including the Stock Purchase, will not result in any violation, loss or impairment of ownership by the Company of, or impair or restrict the right of any of the Company to use, any Intellectual Property that is material to the Company in the Ordinary Course of Business, and will not require the consent of any Governmental Authority or third party with respect to any such Intellectual Property.  Neither this Agreement nor the transactions contemplated by this Agreement will, pursuant to any Contract to which the Seller or its Affiliate, including the Company, is a party, result in the Purchaser or the Company or any Subsidiaries of the Purchaser:  (i) granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to the Company, (ii) being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of the Company, except as may be imposed by Seller Applicable Law, or (iii) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

       (n)  Except for inbound licenses for generally available commercial binary code-only software product supplied under end user licenses, implied licenses attendant to the sale or purchase of non-software products, and licenses to end-user customers in the Ordinary Course of Business, the contracts, licenses and agreements listed in Section 4.11(n) of the Seller Disclosure Schedule constitute all material contracts, licenses and agreements currently in effect to which the Company is a party with respect to any Intellectual Property, including all licenses currently in effect of Intellectual Property granted to or by the Company and all assignments of material Intellectual Property (relating to Intellectual Property that is material to the Company in the Ordinary Course of Business as currently conducted) to or by the Company, except for assignments by employees pursuant to invention or copyright assignment agreements.

       (o)  Section 4.11(o) of the Seller Disclosure Schedule identifies each Material Contract involving government funding or the sue of a facility of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property.  Other than as described in Section 4.11(o) of the Seller Disclosure Schedule, (i) the Seller has no knowledge of any Governmental Authority, university, college or other educational institution or research center having been granted any rights under, or to the Seller’s knowledge, nor any claim or right in or to, any Company Intellectual Property (or any Intellectual Property purported to be Company Intellectual Property) and (ii) the Company has not sponsored any research and development with any Governmental Authority, university, college or other educational institution or research center except pursuant to an agreement whereby the Company acquired exclusive rights to the results of such research and development for the term of any underlying Intellectual Property rights.

       (p)  To the Seller’s knowledge, the Company has complied with all laws regarding the protection of Clinical Subject Protected Health Information.  The transactions contemplated by the Agreement will not violate any laws or agreements between the Company or the Seller and its patients or clinical subjects relating to Clinical Subject Protected Health Information.

       (q)  The Company is not and was never a member or promoter of, a contributor to, or a participant in, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property.

       (r)  Immediately following the Closing, the Company will not infringe upon, or require any license or consent to use, any Intellectual Property of the Seller in the Ordinary Course of Business.

  4.12  Material Contracts.

       (a)  Set forth on Section 4.12(a) of the Seller Disclosure Schedule are all of the Contracts (with remaining rights or obligations) either entered into by the Company or entered into by the Seller primarily for the benefit of the Business (collectively, together with the Contracts set forth in Section 4.11(j)(i) and (ii) of the Seller Disclosure Schedule, the “Material Contracts”).

       (b)  The Seller has made available to the Purchaser true and complete copies of all of the Material Contracts.  With respect to the Material Contracts, (i) each Material Contract is valid, binding and enforceable in accordance with its terms; (ii) neither the Company nor the Seller is in material default under or in material violation of any provision of any of the Material Contracts; (iii) neither the Company nor the Seller has received notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts, which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) to the Seller’s knowledge, no other party to any Material Contract is in breach or noncompliance with its obligations under such Material Contract.  To the Seller’s knowledge, there are no pending renegotiations of any of the Material Contracts and all new Contracts which are being actively negotiated and which would be required to be listed on Section 4.12(a) of the Seller Disclosure Schedule are so listed and indicated as “pending.”

  4.13  Intentionally Omitted.

  4.14  Intentionally Omitted.

  4.15  Tax Matters.

       (a)  All Tax Returns required to be filed in respect of the Business or the Company have been duly and timely filed in all required jurisdictions (taking into account all applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.  All Taxes and other charges for which the Company is or may be liable (whether or not shown on or required to be shown on any Tax Return) have been duly and timely paid.  As of the Balance Sheet Date, there were no Liabilities for unpaid Taxes, whether asserted or unasserted, contingent or otherwise that had not been reserved on the Current Balance Sheet.  There are no Liens for Taxes on assets of the Company or the Business except for Permitted Liens.  The Company has not incurred any Liabilities for Taxes, other than in the ordinary course of business since the Balance Sheet Date.

       (b)  No audit or other proceeding by any Governmental Authority is pending or, to the Seller’s knowledge, threatened with respect to any Taxes due from the Company or related to the Business or any Tax Return filed or required to be filed in respect of the Business or the Company.  No assessment or deficiency for any Tax has been proposed or, to the Seller’s knowledge, threatened in respect of the Business or the Company.  There are no unexpired waivers of any statute of limitations with respect to any Taxes for which the Company may be liable.  Neither the Company nor the Seller on Company’s behalf is the beneficiary of any extension of time within which to file any Tax Return.

       (c)  None of the Company, the Seller or any of the Seller’s ERISA Affiliates has made any payments to any Business Employee or is a party to a contract, agreement or arrangement with any Business Employee to make payments individually or considered collectively with any other such agreements, plans, arrangements or other contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which the Company, the Seller or any of its ERISA Affiliates is bound to compensate any Business Employee for excise taxes paid pursuant to Section 4999 of the Code.

       (d)  Each “nonqualified deferred compensation plan” (as that term is defined in Section 409A(d)(1) of the Code), if any, sponsored or maintained by the Company, Seller or any ERISA Affiliate on or after January 1, 2005 in which a Business Employee participates has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the Treasury Regulations thereunder, to the extent applicable.  No deferred compensation plan sponsored or maintained by the Company, the Seller or any ERISA Affiliate in which a Business Employee participates and existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004.

       (e)  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

       (f)  The Company is not a party to any Tax allocation, sharing or similar agreement.  The Company (i) has never been a member of an affiliated group filing a consolidated income Tax Return under Section 1501 of the Code or any similar provision of state, local, foreign or other law (other than a group the common parent of which was the Seller) and (ii) has no liability for Taxes of any Person (other than its own) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, foreign or other law), as a transferee or successor, by contract, by operation of law, or otherwise.

       (g)  All Taxes in respect of the Business and the Company required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, stockholder or other third party have been withheld and paid.

       (h)  Neither the Seller nor the Company has engaged in a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

       (i)  No written claim has ever been made by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

       (j)  The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

       (k)  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

       (l)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

           (i)  change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local, foreign or other law);

          (ii)  “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, foreign or other law) executed on or prior to the Closing;

         (iii)  intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, foreign or other law) in connection with a transaction consummated prior to the Closing;

          (iv)  installment sale or open transaction disposition made on or prior to the Closing; or

           (v)  prepaid amount received on or prior to the Closing.

       (m)  The purchase and sale contemplated by this Agreement are not part of a transaction identified in IRS Notice 2001-16, 2001-1 C.B. 730, as modified and supplemented by IRS Notice 2008-20, 2008-6 I.R.B. 406.

  4.16  Legal Proceedings.

There is no action, suit, claim or proceeding (collectively, “Actions”) of any nature pending, or to the Seller’s knowledge, threatened, against the Company, their respective properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such).

  4.17  Employee Benefits.

       (a)  There are no Benefit Plans sponsored by the Company; and, immediately after Closing, there will be (i) no Benefit Plans sponsored by the Seller or any of its ERISA Affiliates (other than the Company) with respect to which the Company will have any material liability or obligation on or after the Closing and (ii) no Benefit Plans previously (but no longer) sponsored by the Company for which the Company will have any material liability or obligation on or after the Closing.

       (b)  From and after the Closing, except as required by COBRA or Seller Applicable Law, any Benefit Plans sponsored by the Seller and any of its ERISA Affiliates will no longer be available to any Business Employee and, except as required by COBRA or Seller Applicable Law, upon the Closing, all Business Employees shall cease to be eligible to participate in the Benefit Plans of Seller and, as applicable, its ERISA Affiliates.

       (c)  Neither Seller nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, contributed to (or been obligated to contribute to) any (A) employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code) which is subject to ERISA, or (C) any multiemployer plan (as defined in Section 3(37) of ERISA) which is subject to ERISA.

       (d)  Section 4.17(d) of the Disclosure Schedule contains a complete list of all material Benefit Plans sponsored by the Seller and its ERISA Affiliates in which Business Employees are eligible to participate.  Seller and, as applicable, its ERISA Affiliates, are in material compliance with the terms of each such Benefit Plan and all applicable laws for each such Benefit Plan including ERISA and the Code.

       (e)  No Benefit Plan (provides, or has any liability to provide, life insurance, medical or other welfare benefits within the meaning of Section 3(1) of ERISA) to any current or former Business Employee upon his or her retirement or termination of employment for any reason, except as may be required by Seller Applicable Law, including COBRA, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or as a group) that any such individual would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Seller Applicable Law.

  4.18  Employees.

       (a)  Section 4.18(a)(i) of the Disclosure Schedule lists as of the date hereof the name, title, location, annual salary, commission, and bonus of each Person who is employed by the Company or the Seller and devotes at least forty percent (40%) of their time on an annualized basis working for the Company and/or the Business.  Section 4.18(a)(ii) of the Seller Disclosure Schedule lists as of the date hereof all Persons that devote time to the Business pursuant to a service, contractor, consulting or advisory relationship with the Seller or the Company with their respective start date and compensation terms.

       (b)  The termination of the employment of all of the employees listed on Section 4.18(a)(i) of the Seller Disclosure Schedule would not result in any liability to the Company.  Section 4.18(b) of the Seller Disclosure Schedule lists all liabilities of the Seller to any employee, that result from the termination by the Seller of such employee’s employment, a change of control of the Company, or a combination thereof.

       (c)  The Company is in compliance in all material respects with Seller Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, wages, compensation, and hours of work, and in each case, with respect to all employees, (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to all workers, (ii) is not liable for any arrears of wages, severance pay or any taxes or penalties or any penalty for failure to comply with any of the foregoing and (iii) is not liable for payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  The Company has no material liability with respect to the misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another company, or (c) any employee currently or formerly classified as exempt from overtime wages.

       (d)  There are no pending or, to the Seller’s knowledge, threatened Actions or administrative claims against the Seller, Company, or any Business Employee (in their capacity as such) relating to any Business Employee or Benefits Plan, including, but not limited to claims arising from the following: (u) with respect to harassment, whether sexual or otherwise; (v) with respect to negligence or other wrongdoing on the part of the Company or the Seller, whether occurring on or off the Company or the Seller’s property; (w) under any workers’ compensation policy or long-term disability policy; (x) with respect to a violation of any occupational safety or health standards; (y) with respect to a charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category; or (z) with respect to payment of wages, compensation or benefits.

       (e)  To the knowledge of Seller, no Business Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Seller or Company because of the nature of the Business conducted by the Seller or Company or to the use of trade secrets or proprietary information of others.

  4.19  Environmental Matters.

       (a)  To the Seller’s knowledge, the Company possesses all material Environmental Permits that are required for the operation of the Business as currently conducted by the Company, and the Company has complied in all material respects with such Environmental Permits.  To the Seller’s knowledge, complete copies of such Environmental Permits, if any, have been delivered or made available to the Purchaser.  To the Seller’s knowledge, all of the Environmental Permits are in full force and effect, and there is no actual or threatened proceeding to revoke any such Environmental Permit.

       (b)  To the Seller’s knowledge, the Company and the Business have been and are in material compliance with all applicable Environmental Laws.

       (c)  To the Seller’s knowledge, the Company has not received any written notice from any Governmental Authority regarding any actual or alleged material violation of Environmental Laws or Environmental Permits, including any investigatory, remedial, or corrective obligations relating to the Company or its facilities arising under Environmental Laws.

       (d)  Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Company to material liability, no asbestos-containing materials, polychlorinated biphenyls, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials, is present on the Company Office Space or were present on any other real property at the time it ceased to be operated by the Company.

       (e)  To the Seller’s knowledge, all waste materials generated by the Company have been properly stored, transported, treated and disposed of in accordance with all applicable Environmental Laws.  To the Seller’s knowledge, neither the Company nor the Seller (with respect to the Business) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws of the Company or the Business.

       (f)  There are no assessments or investigations in the possession of the Company or the Seller concerning possible non-compliance by the Company or the Seller with Environmental Laws or the presence of Hazardous Materials on the Company Office Space.

  4.20  Related Party Transactions.

The Company is not party to any Contract with the Seller or any of the Company’s or Seller’s current or former directors or officers, the Seller’s Affiliates or, to the Seller’s knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (the “Related Parties”) other than normal employment arrangements.  No Related Party (other than the Seller and its Subsidiaries) has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services.  The Company is not owed and does not owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment).  No property or interest in any property that is material to the Business as currently conducted is owned or leased by or to any Related Party.  All transactions pursuant to which any Related Party (other than the Seller and its Subsidiaries) has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

  4.21  Insurance.

The Seller maintains insurance covering the Company and the Business in customary forms and amounts.  There is no claim by the Company or Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or Business has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and the Business are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Company has not maintained, established, sponsored, participated in or contributed to any self-insurance plan.

  4.22  Minute Books.

The minutes of the Company made available to the Purchaser contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof).

  4.23  Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

  4.24  Accounts Receivable.

The Company and the Business do not have any accounts receivable.

  4.25  FDA Compliance.

       (a)  The Company and the Business are not subject to any enforcement proceedings by the FDA and, to the Seller’s knowledge, no such proceedings have been threatened.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter or proceeding pending by the FDA against the Company or the Business.  There has not been any violation of any Seller Applicable Law by the Company or the Business in its submissions, record keeping and reports to the FDA that could reasonably be expected to require or lead to investigation, corrective action or regulatory enforcement action.  To the Seller’s knowledge, there is no civil or criminal proceeding relating to the Company or the Business which involves a matter within FDA’s jurisdiction.  To the Seller’s knowledge, no director, officer, employee, consultant or agent of the Company or the Business has: (i) made any untrue statement of material fact or fraudulent statement to the FDA; (ii) failed to disclose a material fact required to be disclosed to the FDA; or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 4691 (September 10, 1991) or substantially similar document.  To the Seller’s knowledge, no director, officer, employee, consultant or agent of the Company or the Business has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a.

       (b)  All preclinical and clinical trials in respect of the Business being conducted by or on behalf of the Company or the Business that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Company Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to any Seller Applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 812 and 814.  Neither the Company nor the Business have received any notices, correspondence or other communications in respect of the Business from the FDA requiring the termination or suspension of any clinical trials conducted by or on behalf of the Company or the Business or in which the Company or the Business has participated.

  4.26  Healthcare Compliance.

       (a)  To the Seller’s knowledge, neither the Company nor the Business has arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program.  None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company or the Business has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

  4.27  Intentionally Omitted.

  4.28  Projections; Other Representations.

In connection with the Purchaser’s investigation of the Business, the Purchaser and its Affiliates may have received from or on behalf of the Seller and the Company certain estimates, projections or forecasts, including, without limitation, any projections of revenues, income from operations or cash flows.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, and the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts and future plans so furnished or made available to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans).  Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections, forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans).  The Seller makes no other representation or warranty with respect to the Company or the Business except as specifically set forth in this Agreement.

  4.29  Representations Complete.

None of the representations or warranties made by the Seller (as modified by the Seller Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V   – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article V are true and correct.

   5.1  Organization, Qualification and Corporate Power.

The Purchaser is duly organized, validly existing, and in good standing, as applicable, under the laws of the jurisdiction of its organization, with full corporate power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it.  The Purchaser is duly qualified to do business and is in good standing, as applicable, in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a material adverse effect on their ability to consummate the transactions contemplated by this Agreement.

   5.2  Enforceability.

All corporate action on the part of the Purchaser and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party and the performance of all of the Purchaser’s obligations under this Agreement and the other Transaction Documents to which the Purchaser is or will be a party has been taken or will be taken as of or prior to the Closing.  No additional corporate or stockholder authorization or consent is required in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party and the performance of all of the Purchaser’s obligations under this Agreement and the other Transaction Documents to which the Purchaser is or will be a party.  This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party at the Closing will have been, duly executed and delivered by the Purchaser, and this Agreement is, and each of the other Transaction Documents to which the Purchaser is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

   5.3  No Violations; Consents.

       (a)  The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser does not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents will not: (i) conflict with or violate any provision of the governing documents of the Purchaser or (ii) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien upon any properties or assets of the Purchaser or the Company, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Purchaser is a party or by which any material properties or assets of the Purchaser is bound, result in a material violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Purchaser that would materially and adversely impact the Purchaser’s ability to consummate the Stock Purchase or timely perform its obligations under this Agreement and the other Transaction Documents or that would materially delay the consummation of the Stock Purchase or the Delayed Payment.

       (b)  The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser does not, and the performance of this Agreement and the other Transaction Documents by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing by the Purchaser with or notification by the Purchaser to, any Person.

   5.4  Compliance with Law.

          The Purchaser (i) is not in conflict with, or in default or in violation of any decree, order or arbitration award and (ii) has not been in any material respect in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Purchaser or by which the Purchaser is bound or affected (“Purchaser Applicable Law”).  The Purchaser has not received written notice or communication from any Governmental Authority alleging noncompliance with any Purchaser Applicable Law.  There is no judgment, injunction, order or decree of a Governmental Authority binding upon the Purchaser that would affect the transactions contemplated by or obligations under this Agreement.  The Purchaser has not received written notice of, and to the Purchaser’s Knowledge, there is no investigation of the Purchaser by any Governmental Authority with respect to any alleged failure or compliance with any Purchaser Applicable Law.

   5.5  Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s, or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

   5.6  Litigation.

No Action is pending or, to the Purchaser’s Knowledge, threatened against the Purchaser, that questions the validity of this Agreement or any of the Transaction Documents to which the Purchaser is a party or the transactions contemplated by this Agreement or any such Transaction Documents, and (ii) the Purchaser is not subject to any order, writ, judgment, injunction, decree, determination or award that prohibits or restricts the transactions contemplated by this Agreement or any such Transaction Document.  There are no such Actions pending or threatened against the Purchaser that would materially and adversely impact the ability of the Purchaser to consummate the Stock Purchase or timely make the Delayed Payment.

   5.7  Independent Investigation.

The Purchaser has conducted an independent investigation of the Business and the financial condition, results of operations, assets, liabilities, properties and prospects of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of such investigation and on the representations and warranties of the Seller expressly set forth in Article IV of this Agreement, including the Seller Disclosure Schedule.

   5.8  Financial Statements; No Undisclosed Liabilities.

       (a)  The Purchaser has delivered to the Seller (i) audited financial statements for the fiscal-year ended December 31, 2007 and (ii) unaudited financial statements for the seven-months ended July 31, 2008 (collectively, the “Purchaser Financial Statements”).  The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and fairly present in all material respects the financial position and the results of operations of the Purchaser as of the dates and during the periods indicated therein, except with respect to the unaudited Purchaser Financial Statements for (i) normal year-end adjustments that are not, individually or in the aggregate, material, and (ii) the omission of accompanying notes and schedules.

       (b)  Except as reflected in the Purchaser Financial Statements, the Purchaser has no liabilities, obligations, indebtedness, expenses, claims, guarantees or endorsements of any type (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required by GAAP to be set forth on the balance sheet (the “Purchaser Liabilities”), except for Purchaser Liabilities incurred since the Balance Sheet Date in the ordinary course of the business, consistent with past practice during the period covered by the Purchaser Financial Statements or that are not material.

   5.9  Financing.

The Purchaser has, or has (or will have) access to through one or more Affiliates, sufficient funds to timely make the Delayed Payment.

  5.10  Solvency.

Immediately after giving effect to the Stock Purchase, the Purchaser shall be able to pay their debts as they become due.  Immediately after giving effect to the Stock Purchase, the Purchaser shall have adequate capital to carry on its business and its obligation to fund the Initial Capital Commitment.  No transfer of property is being made and no obligation is being incurred in connection with the Stock Purchase with the intent to hinder, delay or defraud either present or future creditors of the Purchaser.

  5.11  No Material Adverse Effect.

Since July 31, 2008, the Purchaser has not had any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Purchaser, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or the timely payment of the Delayed Payment.

ARTICLE VI  – CONDITIONS TO CLOSING

   6.1  Closing Deliverables to the Purchaser.

At the Closing, the Seller shall cause to be delivered to the Purchaser each of the following:

       (a)  Seller Closing Certificate.  The Purchaser shall have received a certificate dated the Closing Date and executed by a senior officer of the Seller addressing the accuracy of the representations and warranties and compliance with covenants, such certificate in form and substance reasonably satisfactory to the Purchaser.

       (b)  Resignation of Officers and Directors.  The Purchaser shall have received a duly executed resignation and release letter in a form reasonably satisfactory to the Purchaser from each of the officers and directors of the Company effective as of the Closing.

       (c)  Other Closing Deliveries.  The Seller shall have delivered to the Purchaser the following:

           (i)  Secretary’s Certificate.  A certificate, dated as of the Closing Date, signed by the secretary of the Seller certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents and (ii) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

          (ii)  Certification of Non-Foreign Status.  An affidavit from the Seller dated as of the Closing Date, in the form required by Treasury Regulations Section 1.1445-2(b)(2) and signed under penalties of perjury, stating that the Seller is not a foreign person for purposes of Sections 897 and 1445 of the Code.

         (iii)  Material Consents.  The Seller shall have obtained and delivered to the Purchaser the consent to assignment of the Contracts listed on Schedule 6.1(c)(iii).

          (iv)  Certificates of Good Standing.  The Purchaser shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to the Company.  The Purchaser shall have received a Certificate of Status of Foreign Corporation (or equivalent) of the Company issued by the Secretary of State of the State of Maryland dated within two Business Days prior to the Closing.

   6.2  Closing Deliverables of the Purchaser.

On or at the Closing, the Purchaser shall cause to be delivered each of the following:

       (a)  Note.  The Purchaser shall have executed and delivered to the Seller the Note.

       (b)  Purchaser Closing Certificate.  The Seller shall have received a certificate dated the Closing Date and executed by a senior officer of the Purchaser addressing the accuracy of the representations and warranties and compliance with covenants, such certificate in form and substance satisfactory to the Seller.

       (c)  Secretary Certificates.  The Purchaser shall have delivered a certificate, dated as of the Closing Date, signed by the secretary, certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents, and (ii) the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

       (d)  Waiver and Release Letters.  The Seller shall have received a duly executed waiver and release letter in a form reasonably satisfactory to the Seller from each of the Business Employees effective as of the Closing Date.

ARTICLE VII  – COVENANTS

   7.1  Post-Closing Covenants.

From and after the Closing Date, the parties covenant and agree as follows in this Section 7.1.

       (a)  Royalty Payments to Seller.

           (i)  During the applicable Royalty Term, and until such time as the Purchaser’s obligation to pay royalties to the Seller is fulfilled in accordance with Section 7.1(a)(ix), the Purchaser shall pay royalties to the Seller equal to three and one-half percent (3.5%) of Net Sales by Purchaser and its Affiliates of (x) each Royalty Product sold in each country in which the sale or use of such Royalty Product would infringe a Valid Claim in such country, and (y) each Royalty Service performed in each country in which the performance of such Royalty Service would infringe a Valid Claim in such country (the “Royalty Consideration”).

          (ii)  If a Royalty Product or a Royalty Service is sold in a combination product or service with other components or services, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination by a fraction A/B, where A is the gross selling price of the Royalty Product or Royalty Service sold separately and B is the gross selling price of the combination product or service.  If no such separate sales are made by the Purchaser or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D), where C is the fully allocated cost of the Royalty Product or Royalty Service and D is the fully allocated cost of such other components or services.

         (iii)  The Purchaser shall furnish to the Seller a quarterly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period under Section 7.1(a)(i).  If no royalties are payable to the Seller for the period covered by a report, the Purchaser shall so state in such report.  With respect to sales of Royalty Products and Royalty Services invoiced in United States dollars, all amounts shall be expressed in United States dollars.  With respect to sales of Royalty Products and Royalty Services invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent.  The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.  Reports shall be due on the ninetieth (90th) day following the close of each quarter.  Purchaser shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

          (iv)  Royalties shown to have accrued by each royalty report provided for under Section 7.1(a)(iii) shall be due on the date such royalty report is due.  Payment of royalties in whole or in part may be made in advance of such due date.

           (v)  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Royalty Product or Royalty Service is sold, the Purchaser shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to the Seller’s account in a bank or other depository institution in such country.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

          (vi)  The Purchaser shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges required to be withheld.  The Purchaser shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the Seller by the Purchaser or its Affiliates.  The Purchaser promptly shall deliver to the Seller proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

         (vii)  Upon the written request of the Seller and not more than once in each calendar year, the Purchaser shall permit an independent certified public accounting firm of nationally recognized standing selected by the Seller and reasonably acceptable to the Purchaser (“Accounting Firm”), at Seller’s expense, to have access during normal business hours to such of the records of the Purchaser as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twenty four (24) months prior to the date of such request.  The Accounting Firm shall disclose to the Seller only whether or not the reports are correct and the amount of any discrepancies.  No other information shall be shared.  If the Accounting Firm concludes that additional royalties were owed during such period, the Purchaser shall pay the additional royalties within sixty (60) days after the date the Seller delivers to the Purchaser the Accounting Firm’s written report so concluding.  The fees charged by the Accounting Firm shall be paid by the Seller; provided, however, if the audit correctly discloses that the royalties payable by the Purchaser for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then the Purchaser shall pay the reasonable fees and expenses charged by the Accounting Firm.  The Seller shall treat all financial information subject to review under this Section 7.1(a)(vii)  as confidential, and shall cause the Accounting Firm to retain all such financial information in confidence.

        (viii)  Notwithstanding anything to the contrary herein, the Purchaser’s obligation to pay any royalties to the Seller under Section 7.1(a)(i) shall be fulfilled and shall irrevocably terminate and expire at such time as the aggregate amount paid by the Purchaser to the Seller as royalties under Section 7.1(a)(i) equals One Million Five Hundred Thousand Dollars ($1,500,000), whereafter no further royalties shall be owing by the Purchaser to the Seller under Section 7.1(a)(i).

       (b)  Commitment to Fund the Company.

           (i)  The Purchaser shall make commercially reasonable efforts to fund the Company and the scientific activities of the Company with no less than $5,000,000 over a period of eighteen (18) months following the Closing Date (the “Funding”).

          (ii)  The Funding shall be initially evidenced by a contribution to the Company’s operating account by the Purchaser of: (A) at least $350,000 within five (5) Business Days of the Closing Date; (B) $825,000 by October 31, 2008; and (C) $825,000 by December 31, 2008 (the “Initial Capital Commitment”).  The monetary difference between $5,000,000 and the Initial Capital Commitment may be funded by either the Purchaser or third-party investors, such funding and its form shall be accepted by the board of directors of the Company, at their sole discretion.

       (c)  Continuation of Employee Benefits.

           (i)  The Seller shall be obligated to compensate each Business Employee for the aggregate amount of accrued but unused vacation or paid time-off balance for each Business Employee as of  the date of each Business Employee’s resignation as described in each Business Employee’s Resignation Letter (collectively, “PTO”).

          (ii)  The Seller agrees and acknowledges that it shall be solely responsible for providing continuation coverage under COBRA, and the applicable notices regarding such coverage, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Seller shall indemnify, defend and hold harmless Purchaser for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to the Seller's group health plans.

         (iii)  The Business Employees shall be eligible for such employee benefit plans and arrangements as other similarly situated employees of the Purchaser.

       (d)  Tax Matters.

           (i)  The Seller shall prepare or cause to be prepared consistent with past practice in respect of the Company and file or cause to be filed all consolidated, combined, or unitary Tax Returns of the Seller or its Affiliates that include the Company, and shall pay or cause to be paid (and shall indemnify Purchaser against) all such Taxes to which such Tax Returns relate or that are attributable to a Pre-Closing Tax Period including any liability arising under Treasury Regulations Section 1.1502-6 or any similar provision of Seller Applicable Law and any Taxes attributable to the Section 338(h)(10) Elections (as defined in Section 7.1(d)(viii)(A)).

          (ii)  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than Tax Returns described in clause (i)) for the Company for Tax periods ending on or before the Closing Date, and any Straddle Periods, that are required to be filed after the Closing Date, and shall pay or cause to be paid all Taxes to which such Tax Returns relate.  The Purchaser shall provide all such Tax Returns to the Seller for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns (including any applicable extensions), and shall consider in good faith any reasonable comments of the Seller with respect to such Tax Returns.  The Seller shall reimburse the Purchaser for all such Taxes shown on such Tax Returns of the Company that relate to a Pre-Closing Tax Period, except to the extent such Taxes resulted in an adjustment to the Initial Payment pursuant to Section 3.3.

         (iii)  With respect to Straddle Periods, Taxes shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date, (A) in the case of Taxes based on or measured by income or receipts of the Company, on the basis of an interim closing of the books as of the close of business on the Closing Date, and (B) in the case of any other Tax of the Company, pro rata on the basis of the number of days in such Tax period provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date,  shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

          (iv)  The Purchaser, as and to the extent reasonably requested by the Seller, and the Seller, as and to the extent reasonably requested by the Purchaser, shall, and shall cause the Company to, (A) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and (B) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates.  The Seller shall control the conduct of, through its counsel, any audit or administrative or judicial proceeding involving any Taxes for which the Seller would have exclusive liability hereunder (either directly or by way of indemnification); provided, however, that the Seller shall not settle any audit or proceeding with respect to Taxes that could have the effect of increasing the Tax liability of the Purchaser for any Post-Closing Tax Period of the Company without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), except as required by law.  The Purchaser shall control all other audit or administrative or judicial proceedings with respect to Taxes of the Company or in respect of the Business, including, without limitation, with respect to any Straddle Period.  The Purchaser shall not (and shall not cause or permit the Company to) file any amended return for any Pre-Closing Tax Period without the written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned), except as required by law.  Notwithstanding anything to the contrary herein, in the event of a conflict between the procedures set forth in this Section 7.1(d)(iv) and Section 8.3(b), the provisions of this Section 7.1(d)(iv) shall govern.

           (v)  The amount of any Tax refund of the Company for any Tax period ending on or before the Closing Date shall be for the account of the Seller to the extent Seller previously paid the Taxes with respect to such refund, except to the extent such refund was taken into account in computing Final Working Balance pursuant to Section 3.2.  The amount of any Tax refund of the Company for any Tax period beginning after the Closing Date shall be for the account of the Purchaser.  The amount of any Tax refund of the Company for any Straddle Period shall be equitably apportioned between the Purchaser and the Seller in accordance with the allocation of such Taxes under clause (iii).

          (vi)  All transfer, documentary, sales, use, stamp and registration Taxes incurred in connection with the purchase and sale of the Shares (collectively, “Transfer Taxes”) shall be paid by the Seller when due.  The party responsible for filing Tax Returns with respect to such Transfer Taxes by Seller Applicable Law or Purchaser Applicable Law, as applicable, shall cause to be filed all such Tax Returns and other documentation and, if required by Seller Applicable Law or Purchase Applicable Law, as applicable, the non-filing party shall join in the execution of any such Tax Returns and other documentation.

         (vii)  All Tax sharing agreements or similar agreements with respect to or involving the Company, if any, shall be terminated as of the Closing Date and, shall have no further effect.

        (viii)  Section 338(h)(10) Elections.

                A.  At the written request of the Purchaser, the Purchaser and Seller shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to the Purchaser’s acquisition of the Company.

                B.  If the Purchaser elects to make the Section 338(h)(10) Elections, the Purchaser shall deliver to the Seller, at least thirty (30) days prior to the due date for filing of the Section 338(h)(10) Elections (the “Due Date”), drafts of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”).  The Seller shall review such Forms and provide any proposed revisions to the Purchaser at least fifteen (15) days prior to the Due Date.  The Purchaser and Seller agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between the parties.  The Forms, in the form reasonably agreed by the parties, shall be duly and timely executed by the Purchaser and Seller.  If the Purchaser elects to make the Section 338(h)(10) Elections, the Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

                C.  If the Purchaser elects to make the Section 338(h)(10) Elections, at least thirty (30) days prior to the due date and filing of Internal Revenue Service Form 8883 by either party, the Purchaser shall provide the Seller with a draft of Internal Revenue Service Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed Sales Price in a manner consistent with the requirements of Section 338 and the Treasury Regulations thereunder).  The Seller shall review such Form 8883 and provide any proposed revisions to the Purchaser at least ten days prior to the due date of such Form 8883 for either party.  The Purchaser and Seller agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between the parties.  In the event the parties reach agreement as to the information to be reflected on such Form 8883, the Form 8883 shall be revised and timely filed by each party as required by law.  Each of Purchaser and Seller shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this Section 7.1(d)(viii).  In the event that the parties do not reach agreement on the information to be reflected on the Form 8883, each party shall provide to the other party its final version of its Form 8883and shall timely file its final version of such Form 8883 in the manner required by law.

       (e)  Further Assurances.  Each of the parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary by it to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents.  In furtherance of the foregoing, (a) on or before the Closing, the Seller shall consummate and carry out in full all of the assignments and transfers contemplated under that certain Assignment and Assumption Agreement between the Seller and the Company dated as of September 15, 2008, and (b) at any time and from time to time after the Closing, at the Purchaser’s reasonable request and without further consideration therefor, the Seller shall take such actions as may reasonably be necessary by it in order to transfer, convey, assign and deliver to the Purchaser or the Company, as applicable, in or to, all of the assets and properties of the Business as operated by the Company immediately prior to the Closing, consistent with this Agreement and such Assignment and Assumption Agreement, and otherwise to fulfill the Seller’s obligations under this Agreement and such Assignment and Assumption Agreement.  In addition, without limiting the generality of the foregoing, at or promptly following the Closing, upon the request of the Purchaser, the Seller (on behalf of itself and its Affiliates) shall take such actions as may reasonably be necessary in order to obtain, or to enable the Purchaser and/or the Company to obtain, all consents and waivers from third parties required in order to assign to and vest in the Company or the Purchaser any rights, obligations or warranties under any Material Contracts pertaining to the Company or the Business, including without limitation under the Material Contracts listed in Schedule 7.1(e).  Further, the Seller agrees and covenants that the Seller shall continue to comply in full with all ongoing obligations under the Asset Purchase Agreement between Gene Logic Inc., Ocimum Biosolutions Limited and Ocimum Biosolutions Inc. dated October 14, 2007, as amended, including without limitation the non-competition agreement set forth in Section 4.14(b) thereof, and the Transition Services Agreement between Gene Logic Inc. and Ocimum Biosolutions Inc., dated December 14, 2007.

       (f)  Access.  In order to facilitate the resolution of any third party claims made by or against or incurred by the Seller or the Company with respect to the period prior to the Closing, after the Closing, upon reasonable notice, the Purchaser or the Seller, as the case may be, shall (a) afford the Seller or the Purchaser, as the case may be, and their respective agents and representatives reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Business related solely to such period prior to the Closing, and (b) furnish to the Seller or the Purchaser, as the case may be, and its agents and representatives such additional financial and other information regarding the Company and the Business related solely to such period prior to the Closing as the Seller or the Purchaser, as the case may be, may from time to time reasonably request; provided, however, that such investigation shall be conducted in a manner so as not to disrupt or interfere with or damage any of the businesses or operations of the Seller, the Purchaser or the Company and in no event shall the Seller, the Company or the Purchaser be required to provide access to any information which might constitute a waiver of the attorney-client or similar privilege.

       (g)  Unaudited Quarterly Financial Statements; Financial Records.  The Seller shall use commercially reasonable efforts to prepare unaudited financial statements and financial data for the period from November 28, 2007 to September 12, 2008, reviewed by Ernst & Young or its affiliates in accordance with Statement of Auditing Standards No. 100 (collectively, the “Post-Closing Financial Statements”).  Promptly following the Closing, the Seller shall commence work preparing the Post-Closing Financial Statements, which shall be delivered to the Purchaser promptly following the Closing, and in any event within three (3) months following the Closing Date.  The Seller shall pay for the first $10,000 of expenses in connection with the preparation of the Post-Closing Financial Statements and such expenses in excess of $10,000 shall be borne equally by the Purchaser and the Seller.  The Seller shall preserve and retain all records, including all financial records, policies and procedures customarily required for the completion of an audit by an independent accounting firm, in its and its Affiliates possession (the “Financial Records”) following the Closing and through completion of the audit contemplated by this subparagraph (g), and shall provide the Purchaser access to all such Financial Records, and to its financial personnel and independent accounting firm, at the Purchaser’s expense, at reasonable times upon reasonable notice until completion of such audit.  Thereafter, Seller shall deliver the Financial Records to the Purchaser; provided, however, that Seller may retain a copy of the Financial Records for its files.  In furtherance and not in limitation of the obligations set forth in this Section 7.1(g), Seller shall not take any actions or omit to take any actions with the intent of preventing Ernst & Young or its affiliates from providing its or their consent for Purchaser to include such Post-Closing Financial Statements in any registration statement or other document or report to be filed by the Purchaser with the U.S. Securities and Exchange Commission.

       (h)  Confidentiality.  From and for three (3) years after the Closing, the Seller and its Affiliates shall keep secret and retain in confidence (in a manner consistent with Seller’s protection of its proprietary information, but in any event using not less than reasonable care), and shall not use for the benefit of itself or others, all confidential matters relating to the Business or the Company obtained prior to the Closing, and shall not disclose any of the foregoing to anyone outside of the Purchaser and its Affiliates, provided, however, this covenant shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates or to the extent such a disclosure is, in Seller’s judgment, required by the laws, rules or regulations of the U.S. Securities and Exchange Commission.  The Seller shall have the right to disclose the foregoing to the extent so required in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process (provided the Seller (A) except to the extent legally prohibited, provides the Purchaser with prompt notice of such required disclosure so the Purchaser may attempt to obtain a protective order (and in the case of securities law filings, obtain exemptive relief from disclosure), (B) cooperates with the Purchaser, at the Purchaser ‘s expense, in obtaining such protective order or exemptive relief, and (C) only discloses that information which he or it is absolutely required to disclose as advised by counsel).  Notwithstanding the foregoing, with respect to any Company Intellectual Property maintained by the Company as a trade secret, the provisions of this Section 7.1(h) shall survive for as long as Company maintains such Company Intellectual Property as a trade secret.

       (i)  Intellectual Property Matters.

           (i)  To the extent the conduct of the Business by the Company immediately following the Closing Date (consistent with how the Business is being currently conducted) infringes any Intellectual Property right of the Seller or its Affiliates existing prior to and subsisting after the Closing Date, the Seller (on behalf of itself and its Affiliates) hereby irrevocably waives and agrees never to assert such Intellectual Property rights against the Purchaser, its Affiliates and their successors in interest to such Intellectual Property rights.

          (ii)  At the Closing, the Company shall be in the possession of complete and correct copies of all Company Confidential Information (including all commented versions to the extent the same exist) and user and technical documentation related to the Company Products, as the same exists as of the Closing Date.

         (iii)  Following the Closing, the Seller and its Affiliates will not use the www.diogenix.com domain name.

       (j)  Company Office Space.  The Company may utilize the Company Office Space until September 30, 2008 at no additional charge to the Company or the Purchaser, with the consent of Ocimum Biosolutions Inc. (the “Sublessor”).  The Seller further agrees to reasonably work with the Sublessor to arrange for Company to enter into a sublease between the Company and Sublessor, provided that the Seller shall have no material ongoing liability as a result of such sublease.

   7.2  Non-Competition Agreement.

During the period beginning on the date hereof and ending on the date that is the three (3) year anniversary of the Closing Date (the “Restricted Period”), neither the Seller nor any of its Affiliates shall, without the prior written consent of the Purchaser, design, develop, distribute or sell molecular diagnostic products that compete with the Business, as and in the manner in which it is conducted, or proposed to be conducted in the Company’s business plan dated as of June 2008, by the Company as of the Closing Date, in any country, province, state, city or other political subdivision of the world in which the Business operates or otherwise distributes, licenses or sells related products or services during the Restricted Period.  Notwithstanding the previous sentence, nothing in this Section 7.2 shall be deemed to restrict the Seller or any of its Affiliates from designing, developing, distributing or selling molecular diagnostic products that do not infringe upon the Company’s Registered Intellectual Property, assuming that the claims in the Company’s Registered Intellectual Property have been granted as filed as of the Closing Date, including but not limited to Seller’s activities around the potential development or commercialization of molecular diagnostic assets that are not derived from the Company’s Intellectual Property in any country, province, state, city or other political subdivision of the world.

   7.3  Employee Non-Solicitation Agreement.

During the one-year period following the Closing Date, neither the Seller nor the Purchaser shall, and each shall cause its respective Subsidiaries or Affiliates not to, hire or solicit the employment or engagement of services of any employee of the other party or any of its Subsidiaries without the prior written consent of the party for whom such employees are employed.  For purposes of the prior sentence: (i) any general solicitation for employment (including general solicitation via the internet, newspaper advertisements and the like) that may be targeted to a particular geographical or technical area but that are not targeted towards specific employees; (ii) the employment of any party’s employee who contacts the other party or its Subsidiaries on his or her own initiative and without any direct or indirect solicitation by the hiring party.

   7.4  Miscellaneous.

The Purchaser and the Seller acknowledge that the restrictions contained in Sections 7.2 and 7.3 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to both parties to enter into this Agreement and consummate the transactions contemplated by this Agreement.  The parties acknowledge that any violation of Sections 7.2 (by the Seller) and 7.3 (by either party) will result in irreparable injury and that the injured party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled.

ARTICLE VIII  – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

   8.1  Survival.

All representations and warranties of the Seller in Article IV of this Agreement or in the certificates delivered pursuant to Section 6.1 shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 4.1 (Organization, Qualification and Corporate Power), 4.2 (Enforceability), 4.6 (Capitalization), and 4.15 (Tax Matters) shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the liability in question; and, provided, further, that the representations and warranties in Section 4.11 (Intellectual Property) and Section 4.12 (Material Contracts) shall survive until, and shall terminate upon, the third anniversary of the Closing Date or the expiration or termination date of the last Contract listed in Schedule 4.12(a) to terminate or expire.  All representations and warranties of the Purchaser in Article V or in the certificates delivered pursuant to Section 6.2 shall survive until the later to occur of (i) payment of the Delayed Payment or (ii) the first anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 5.1 (Organization, Qualification and Corporate Power), and 5.2 (Enforceability) shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the liability in question.  The covenants and agreements to be performed after Closing set forth in this Agreement, including those set forth in Section 7.1, shall survive the Closing and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

   8.2  Seller’s Indemnification.

       (a)  Subject to the limitation set forth in this Article VIII, from and after the Closing Date, the Seller shall indemnify the Purchaser and its officers, directors, stockholders, Affiliates, successors and assigns (the “Purchaser Indemnified Parties”) for and hold them harmless from any and all claims, liabilities, losses, damages, Taxes, costs and expenses, including reasonable fees and disbursements of counsel and consultants and including any such reasonable out-of-pocket expenses incurred in investigating, defending against or settling any of the foregoing (collectively, “Losses”), suffered or incurred by the Purchaser Indemnified Parties, related to or arising out of: (i) any breach or inaccuracy of any representation and warranty made by the Seller to the Purchaser in this Agreement; (ii) any failure by the Seller to perform or comply with any covenant in or obligation under this Agreement; (iii) any Funded Indebtedness outstanding as of the Closing (other than as a result of any financing arranged by the Purchaser); and (iv) any Pre-Closing Employee Liabilities.

       (b)  The Indemnifying Party (as defined below) shall not have any right of contribution, indemnification or right of advancement from the Purchaser or the Company with respect to any Loss claimed by a Purchaser Indemnified Party.

   8.3  Purchaser’s Indemnification

       (a)  Subject to the limitation set forth in this Article VIII, from and after the Closing Date, the Purchaser shall indemnify the Seller and its officers, directors, stockholders, Affiliates, successors and assigns (the “Seller Indemnified Parties”, and collectively with the Purchaser Indemnified Parties, an “Indemnified Party”) for and hold them harmless from any and all Losses, suffered or incurred by the Seller Indemnified Parties, related to or arising out of: (i) any breach or inaccuracy of any representation and warranty made by the Purchaser to the Seller in this Agreement; and (ii) any failure by the purchaser to perform or comply with any covenant in or obligation under this Agreement.

       (b)  The Indemnifying Party (as defined below) shall not have any right of contribution, indemnification or right of advancement from the Seller with respect to any Loss claimed by a Seller Indemnified Party.

   8.4  Claims.

       (a)  Notice and Determination of Claims.  An Indemnified Party seeking indemnification hereunder, whether or not the applicable dollar amount limitations specified in Section 8.5 have been exceeded, shall promptly notify the Purchaser or the Seller, as the case may be, (sometimes referred to in this Article VII as the “Indemnifying Party”) in writing (the “Claim Notice”) of any claim, action, suit, proceeding, demand or breach (collectively, a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder.  Any Claim Notice delivered under this Section 8.4 shall describe in reasonable detail the facts and circumstances on which the asserted indemnification Claim is based, specify the amount of such indemnification Claim if then ascertainable and, if not then ascertainable, the estimated amount thereof, shall specify the basis for indemnification pursuant to this Agreement.  After receipt of the Claim Notice, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed Claim within a period not to exceed sixty (60) days from the date of receipt of a request for such negotiation.  Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed Claim.  In the event the Indemnifying Party and the Indemnified Party cannot negotiate a written resolution to such disputed Claim during such sixty (60) day negotiation period, the disputed Claim will be resolved in accordance with this Agreement.  A failure by the Indemnified Party to deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby and except as set forth in Section 8.5(a).

       (b)  Third Party Claims.

           (i)  If any Claim against the Indemnified Party is made by or in respect of a third party (a “Third Party Claim”), the Indemnified Party shall promptly after receiving notice of such Third Party Claim, deliver to the Indemnifying Party a Claim Notice, accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnified Party’s possession.

          (ii)  Upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any Third Party Claim at its own expense.  If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Party, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability.  The Indemnifying Party shall keep the Indemnified Party timely apprised of the status of such Third Party Claim.  The Indemnified Party shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto.

         (iii)  If there is a Third Party Claim that, if adversely determined would give rise to a right of indemnification for Losses under this Article VIII, then any amounts incurred, paid or accrued in defense or settlement of such Third-Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed to be Losses that were actually sustained, suffered or incurred by the Indemnified Party for purposes of the indemnification obligations of the Indemnifying Party set forth in this Article VIII.  If the Indemnifying Party does not give written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim or if the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense.  If the Indemnified Party assumes the defense of any Third Party Claim pursuant to this Section 8.4(b)(iii) and proposes to settle such Third Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim.  If the Indemnified Party assumes the defense of a Third Party Claim pursuant to the terms of this Section 8.4(b)(iii), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall, subject to this Section 8.4(b)(iii), not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed or withheld).  If an Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

          (iv)  In connection with any defense of a Third Party Claim, each of the parties to this Agreement shall, and shall use commercially reasonable efforts to cause their respective controlled Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by any other party in connection therewith.

   8.5  Limitations; Exclusive Remedy; Effect of Investigation; Waiver.

The obligations set forth in this Article VIII are subject to the following limitations:

       (a)  Claim Notice.  No Indemnifying Party shall be obligated to defend and hold harmless any Indemnified Party, or otherwise be liable to such Indemnified Party, with respect to any indemnification claim made by the Indemnified Party pursuant to Section 8.2(a) or Section 8.3(a), as applicable, unless a Claim Notice with respect to such indemnification claim shall have been delivered to the Indemnifying Party prior to the expiration of the survival period for such claim specified in Section 8.1 above.

       (b)  Deductible Basket; Maximum Liability.  The Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 8.2(a) or Section 8.3(a), as applicable, unless and until such time as the cumulative aggregate amount of all indemnifiable Losses exceeds $25,000 (the “Deductible Basket”), after which the Indemnified Parties shall be entitled to recover only for amounts in excess of the Deductible Basket.  The aggregate maximum amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a) or Section 8.3(a), as applicable, shall be limited to $250,000 (the “Cap”).  The Deductible Basket and the Cap shall not apply to any Claims based upon fraud or breaches of the Seller’s representations in Sections 4.1 (Organization, Qualification and Corporate Power), 4.2 (Enforceability), 4.6 (Capitalization), 4.15 (Tax Matters) and 4.23 (Brokers’ Fees) or of Purchaser’s representations in Sections 5.1 (Organization, Qualification and Corporate Power), 5.2 (Enforceability), and 5.5 (Brokers’ Fees).

       (c)  Calculation of Losses.  Any payments to the Indemnified Parties pursuant to Section 8.2 or Section 8.3, as applicable, shall be limited to the amount of any Losses that remain after deducting therefrom any insurance, indemnity, contribution or other similar payments actually recovered by the Purchaser, the Company or any of their respective Affiliates from any third party with respect thereto (net of all related costs).  Any payments to the Indemnified Parties pursuant to Section 8.4 shall be limited to the amount of any Losses that remain after deducting therefrom any insurance, indemnity, contribution or other similar payments actually recovered by the Seller or any of its respective Affiliates from any third party with respect thereto (net of all related costs).

       (d)  Effect of Investigation; Waiver.  An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties of the Seller will not be affected by any investigation of the Indemnified Party.  Such representations and warranties shall not be affected or deemed waived by reason of the fact that the Indemnified Party should have known that any representation or warranty might be inaccurate.  Any investigation by the Purchaser or Seller shall be for its own protection only and shall not affect or impair any right or remedy of the Purchaser or Seller.

       (e)  Exclusive Remedy; Consequential and Other Special Damages.

           (i)  Each of the Indemnified Parties hereby acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all Losses relating to the subject matter of this Agreement, other than any Losses arising from the fraud of the Seller or for Taxes pursuant to Section 7.1(b), shall be pursuant to the indemnification provisions set forth in this Article VIII.  This Section 8.5(e)(i) will not limit any party’s right to seek equitable or injunctive relief.

          (ii)  In no event shall any indemnifying party be liable for special, indirect, incidental, punitive or consequential damages; provided, however, that the parties acknowledge and agree that for purposes of this Article VIII, any damages actually paid to a third party in respect of a Third Party Claim shall be considered direct damages rather than special, indirect, incidental, punitive or consequential damages, and shall therefore constitute indemnifiable Losses hereunder.

       (f)  Adjustment to Purchase Price.  All payments made pursuant to this Article VIII shall be deemed adjustments to the Purchase Price for Tax and all other purposes.

       (g)  No Right of Set-Off.  No Indemnified Party may set-off any claim for indemnification or otherwise against the Delayed Payment or the Note.

ARTICLE IX  – MISCELLANEOUS

   9.1  Expenses.

Subject to Section 3.2 and Section 7.1(g) and regardless of whether the transactions contemplated by this Agreement are consummated and unless otherwise expressly set forth in this Agreement, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby; the parties acknowledging that prior to Closing, expenses of the Company in connection with this Agreement and the transactions contemplated hereby are expenses of the Seller.

   9.2  Publicity.

The Purchaser agrees that immediately after the execution and delivery of this Agreement and immediately after the Closing the Seller, after consultation with the Purchaser, may issue a press release concerning this Agreement and the Closing, as the case may be, and, within four Business Days of the execution of this Agreement, file a report on Form 8-K with the U.S. Securities and Exchange Commission disclosing the entry into this Agreement and attaching a copy of this Agreement.

   9.3  Notices.

Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice.  The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

To the Purchaser or, after the Closing, the Company:
Nerveda, Inc.
3888 Quarter Mile Drive
San Diego, CA 92130
Attention: Chief Executive Officer
with a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
12335 El Camino Real, Suite 200
San Diego, California 92130
Fax: (858) 350-2399
Attention: Martin J. Waters
To the Seller:
Ore Pharmaceuticals Inc.
610 Professional Drive
Gaithersburg, MD 20879
Attention: General Counsel

   9.4  Headings.

The headings contained in this Agreement are intended solely for convenience and shall not in any way affect the meaning or interpretation of this Agreement.

   9.5  Seller Deliverables.

When a Section of this Agreement provides that an item has been made available for inspection or delivered to the Purchaser, such obligation of the Seller will have been satisfied if an electronic copy of such item was delivered to the Purchaser and its Representatives.

   9.6  Entire Agreement; Amendments.

This Agreement, including any exhibits hereto and the Seller Disclosure Schedule, and the Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings, written or oral, between the parties, or any of them, with regard to the subject matter hereof and thereof.  This Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by an authorized representative of each of the parties hereto.

   9.7  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   9.8  Waiver.

Waiver of any term or condition of this Agreement by any party hereto shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other terms or conditions of this Agreement.  No waiver shall be effective unless it is in writing signed by an authorized representative of the waiving party.

   9.9  Binding Effect; Assignment.

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned or transferred by operation of law or otherwise by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect.  Notwithstanding the foregoing, (a) the indemnification and other rights hereunder of a party may be assigned as collateral to any lender of such party or any its Affiliates, (b) any party may assign its rights and obligations hereunder to an Affiliate, and (c) any party may assign its rights and obligations hereunder in connection with a sale of all or substantially all of its assets, business or securities, provided that, in any case, such assignment shall not relieve the assigning party of its obligations under this Agreement.

  9.10  No Third Party Beneficiaries.

Nothing in this Agreement shall confer any rights or liabilities upon any Person that is not a party to this Agreement, except as expressly provided hereunder.

  9.11  Specific Performance.

The parties to this Agreement agree that irreparable damage would occur in the event that the parties do not consummate the Stock Purchase in accordance with the specific terms of this Agreement.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in order to cause the Stock Purchase to be consummated in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.12  Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  9.13  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof

  9.14  Consent to Jurisdiction and Venue.

ANY ACTION INVOLVING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AND MAINTAINED SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.  EACH OF THE PARTIES HERETO (I) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN AND IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY (PROVIDED, THAT, THE FOREGOING SHALL NOT AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW) AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS AND (II) AGREES NOT TO COMMENCE ANY LEGAL PROCEEDINGS RELATED HERETO EXCEPT IN SUCH COURTS. THE PARTIES AGREE THAT FOR THE PURPOSE OF ENFORCING THE COVENANTS IN THIS AGREEMENT, THE PARTIES MAY APPLY DIRECTLY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER LOCATED FOR A TEMPORARY RESTRAINING ORDER, INJUNCTION OR INJUNCTIVE RELIEF OR OTHER INTERIM OR CONSERVATORY RELIEF, AS NECESSARY, TO ENFORCE THE COVENANTS IN THIS AGREEMENT WITHOUT BREACH OF THIS PROVISION AND WITHOUT ABRIDGEMENT OF THE POWERS OF THE DELAWARE COURTS.

  9.15  Waiver of Jury Trial.

EACH OF THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER AND THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.16  Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one right or remedy hereunder will not preclude the exercise of any other right or remedy.

9.17  Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.18  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Stock Purchase Agreement as of the date and year first above written.

ORE PHARMACEUTICALS INC.

By:	/s/ Philip L. Rohrer Jr.
Name:	Philip L. Rohrer Jr.
Title:	Chief Financial Officer

NERVEDA, INC.

By:	/s/ Cam Gallagher
Name:	Cam Gallagher
Title:	President and Chief Executive Officer